Exhibit 99.1

Neurotrope Announces Private Placement of $20 Million

•         Funding to complete Phase 2 trial in Alzheimer’s with top line results expected April 2017

•         Initiate clinical trial for Fragile X indication which has Orphan Drug Status

•         File Application with the Nasdaq Capital Market

New York, NY. November 18, 2016 Neurotrope, Inc. (OTCQB:NTRP), a company focused on developing drugs to treat neurodegenerative diseases including Alzheimer’s disease, today announced that it entered into a definitive securities purchase agreement with accredited investors to raise approximately $20.2 million in a private placement of common stock and warrants exercisable for common stock.  In the private placement, the Company has agreed to sell shares of its common stock at a purchase price of $.20 per share and five-year warrants to purchase an equal number of the Company's shares of common stock, at an exercise price of $0.40 per share.   The private placement is being led by new and existing investors.

Neurotrope plans to use net proceeds from the private placement to complete its current Phase 2 trial of bryostatin, a novel drug targeting the activation of PKC epsilon, in the treatment of moderate to severe Alzheimer's. Top line results from the trial are expected to be announced in April 2017. The Company is studying plans to initiate an open label extension study treating patients enrolled in the current Phase 2 study. Net proceeds from the private placement will also be deployed to advance bryostatin in a new indication, Fragile X syndrome. The U.S. Food and Drug Administration granted Neurotrope Orphan Drug Status for bryostatin in the treatment of this rare genetic disease for which only symptomatic treatments exist. The balance of funds will be used for general corporate and working capital purposes.  Upon the closing of the private placement, Neurotrope expects the proceeds raised in the offering, along with its existing cash resources, should fund the Company at least through the middle of 2018.

Neurotrope also plans to file an application with the Nasdaq Capital Market and is finalizing plans to meet all of the Nasdaq listing requirements. No assurance can be given that the Company's common stock will be approved for listing on the Nasdaq Capital Market. Closing of the private placement offering is subject to the satisfaction of customary closing conditions.

Dr. Susanne Wilke, Neurotrope CEO stated, “We expect top line data from our 150 patient Phase 2 Alzheimer’s study in April 2017 and the funds raised will enable us to continue our Alzheimer’s program either independently or with a corporate partner, based upon the results of the current clinical trial.”

Dr. Daniel Alkon, Neurotrope’s President and CSO, added, “We are hopeful that the clinical trials will demonstrate that bryostatin affects restoration of the brain's synaptic networks to potentially reverse Alzheimer’s disease pathologies and cognitive deficits. This funding is a major milestone for the Company and we believe it will allow us to accelerate our development of innovative regenerative medicine in the CNS space.”

The securities to be sold in the private placement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.  Neurotrope has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock underlying the warrants purchased in the private placement.

Katalyst Securities and GP Nurmenkari acted as the placement agents for the private placement financing. Intuitive Venture Partners acted as Investment advisor.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Neurotrope

Neurotrope BioScience, Inc., a wholly owned subsidiary of Neurotrope, Inc., is at the forefront of biotechnology companies having a focus on developing a novel therapy for the treatment of moderately severe to severe Alzheimer's disease. The scientific basis of our treatment is activation of Protein Kinase C isozymes ε and α by bryostatin, a natural product, which in mouse AD models was demonstrated to result in repair of damaged synapses as well as synaptogenesis, the induction of new neuronal networks, reduction of toxic beta-amyloid generation, prevention of neuronal death, and enhancement of memory and learning, thus having the potential to improve cognition and behavior in Alzheimer's disease.

Neurotrope is also conducting preclinical studies of bryostatin-1 as a treatment for Fragile X Syndrome and Niemann-Pick Type C disease, two rare genetic diseases for which only symptomatic treatments are currently available. The FDA has granted Orphan Drug Designation to Neurotrope for bryostatin-1 as a treatment for Fragile X Syndrome. Bryostatin-1 has undergone testing in over 1,500 people establishing a large safety database.

Neurotrope has exclusively licensed technology from Cognitive Research Enterprises (formerly named the Blanchette Rockefeller Neurosciences Institute) for Alzheimer's disease therapeutics and Fragile X Syndrome and has a world-wide, exclusive license with the Icahn School of Medicine at Mt. Sinai for Niemann-Pick Type C disease.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the proposed study and timing of initiation, and continued development of use of bryostatin for Alzheimer's disease and other cognitive diseases, and the Company's ability to list its common shares on a major stock exchange. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand the Company's business, the Company's inability to meet listing requirements for major stock exchanges, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q quarter ended September 30, 2016. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Neurotrope Bioscience

Jeffrey Benison, Investor Relations

212-334-8709 or 516-286-6099

Jeffrey@littlegem.us